Exhibit 23.03

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2015 relating to the financial statements of Novvi, LLC which appears in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    Pannell Kerr Forster of Texas, P.C.
Houston, Texas
April 8, 2015